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                                                                    EXHIBIT 15.1





Securities and Exchange Commission
450 Fifth Street, NW
Washington, D.C.  20549


Re:  Cabot Oil & Gas Corporation
     Registration Statements on Form S-8 and Form S-3

Commissioners:

We are aware that our report dated April 25, 2002 on our review of the interim condensed consolidated financial information of Cabot Oil & Gas Corporation (the "Company") as of and for the three month periods ended March 31, 2002 and included in the Company's quarterly report on Form 10-Q for the quarter then ended is incorporated by reference in its Registration Statements on Form S-8 filed with the Securities and Exchange Commission on June 23, 1990, November 1, 1993, May 20, 1994 and May 23, 2000 and Form S-3 filed with the Securities and Exchange Commission on July 27, 1999.


PricewaterhouseCoopers   LLP

Houston, Texas
April 30, 2002